SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

           SEPARATE ACCOUNT IPL-1 OF
           INVESTORS PARTNER LIFE INSURANCE COMPANY

Address of Principal Business Office:

           JOHN HANCOCK PLACE
           200 CLARENDON STREET
           BOSTON, MASSACHUSETTS  02117

Telephone Number:

           (617) 572-8050

Name and Address of Agent for service of process:

          RONALD J. BOCAGE, ESQ.
          JOHN HANCOCK PLACE
          200 CLARENDON STREET
          BOSTON, MA  02117

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrent with the filing of Form N-8A:


                     YES   X                       NO
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                                   SIGNATURES


        Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Boston, and the Commonwealth of Massachusetts on the 28th day of January, 1999.



                     SEPARATE ACCOUNT IPL-1


                    By:       Investors Partner Life Insurance Company

                    By:       /WILLIAM A. BLACK/
                              -------- -- ------
                               William A. Black
                               Vice Chairman of the Board


Attest: /RANDI M. STERRN/
        -----------------
        Randi M. Sterrn
        Vice President